Exhibit 23.1
Auditors’ Consent
We hereby consent to the use in the Form 8-K/A (Amendment No. 1) of Royal Gold, Inc. dated February 18, 2010 (“Current Report”) of our report to the shareholders of International Royalty Corporation (the “Company”) on the consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008 and the effectiveness of internal controls over financial reporting of the Company as of December 31, 2008, which appears in the Annual Report on Form 40-F of the Company for the year ended December 31, 2008. Our report is dated February 25, 2009.
We further consent to the use in the above-mentioned Current Report of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007 and the effectiveness of internal controls over financial reporting of the Company as of December 31, 2007, which appears in the Annual Report on Form 40-F of the Company for the year ended December 31, 2007. Our report is dated March 10, 2008.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, British Columbia
February 23, 2010